Exhibit 99

Ingredion Incorporated	NEWS RELEASE RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACT:
Investors: Aaron Hoffman, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS THIRD QUARTER 2013 RESULTS

•                  Third quarter 2013 reported EPS fell 24 percent to $1.10 from $1.45 reported in the third quarter 2012

•                  Third quarter 2013 reported EPS fell 28 percent to $1.10 compared to year-ago adjusted EPS of $1.52

•                  Year-to-date 2013 reported EPS was $3.71 down 9 percent from $4.06 of reported EPS in 2012

•                  Year-to-date 2013 reported EPS was $3.71 down 10 percent from $4.11 of adjusted EPS in 2012

WESTCHESTER, Ill., October 30, 2013 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the third quarter 2013.

“This was a disappointing quarter as many of the headwinds we faced in the second quarter persisted and in some cases accelerated.  These challenges included volume softness, currency headwinds and higher costs,” said Ilene Gordon, chairman, president and chief executive officer.  “Notably, two-thirds of the decline in operating income in the quarter was a result of the challenges in South America, particularly Argentina.  Conditions remain very challenging in Argentina as political and economic actions have significantly increased costs while our ability to price through higher costs continues to be constrained.”

In the face of economic challenges, volume softness and the impact of last summer’s drought in the U.S., our total business has held up well.  And, looking longer-term, our early outlook for 2014 remains positive as we expect relief on raw material prices, improved volume performance, and sales and operating income from key capital investments,” Gordon added.

-more-

Earnings Per Share (EPS)

Third quarter diluted earnings per share (EPS) declined 24 percent to $1.10 compared to $1.45 last year.  The third quarter of 2012 included $0.07 of restructuring/impairment charges.  Excluding these items, reported 2013 EPS decreased 28 percent to $1.10 in the quarter compared to $1.52 of adjusted EPS in the year-ago quarter.  The estimated drivers of the decrease in the third quarter 2013 EPS versus the 2012 adjusted EPS were $0.27 from margin, $0.08 due to lower volumes and $0.05 of foreign currency devaluation partially offset by $0.01 of other income.  Non-operating items had a negative $0.03 impact, consisting of a $0.01 increase in financing costs, a $0.01 negative impact from an increase in share count, and negative $0.01 from non-controlling interest.

First nine months EPS was down 9 percent to $3.71 compared to $4.06 in the first nine months of last year.  The first nine months of 2012 included $0.18 of restructuring/impairment charges and $0.03 of business integration costs, which were substantially offset by a $0.16 benefit from the reversal of a tax valuation allowance in South Korea.  Excluding these items, reported 2013 EPS decreased 10 percent to $3.71 in the first nine months compared to $4.11 of adjusted EPS in the year-ago period.  The estimated drivers of the decrease in the first nine months 2013 EPS versus the 2012 adjusted EPS were $0.30 from margin, $0.15 due to lower volumes and $0.12 of foreign currency devaluation partially offset by $0.01 of other income.  A lower tax rate provided a $0.19 benefit and lower financing costs contributed $0.02. These positive factors were partially offset by a $0.04 negative impact from an increase in share count and negative $0.01 from non-controlling interest.

Financial Highlights

•                  During the third quarter of 2013, net financing costs were $18 million versus $16 million in the year-ago period.  The increase primarily reflected an increase in foreign currency transaction losses, partially offset by lower interest expense.

•                  The third quarter effective tax rate was 25.8 percent compared to 25.5 percent in the year-ago period.  For the first nine months of 2013, the effective tax rate was 25.9 percent compared to 25.5 percent in the first nine months of 2012.  The tax rates associated with the adjusted EPS in the third quarter 2012 and year-to-date 2012 were 26.8 percent and 29.7 percent, respectively.

•                  At September 30, 2013, total debt and cash and cash equivalents were $1.77 billion and $618 million, respectively, versus $1.80 billion and $609 million, respectively, at December 31, 2012.

•                  In the first nine months of 2013, cash flow generated by operations was $362 million, up $250 million from the end of the second quarter of 2013.

•                  Capital expenditures, net of disposals, were $202 million in the first nine months of 2013 and 2012.

•                  During the quarter, the Company repurchased 880,000 shares for approximately $56 million.

Business Review

Total Ingredion

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Third quarter	1,679	-54	-59	46	1,612	-4%
First nine months	4,888	-120	-150	211	4,829	-1%

Third quarter 2013

•                  Sales were down 4 percent as volume declines and currency devaluations more than offset price/mix improvements.

•                  Operating income was $137 million.  This was a 19 percent decrease compared to $169 million of reported operating income in the third quarter of 2012 and a 24 percent decrease, or $42 million, compared to the $179 million of adjusted operating income in the year-ago quarter.  The decline was primarily due to a $28 million decline in operating income in South America, largely a result of higher costs and weaker volumes.

First nine months 2013

•                  Sales were down 1 percent as volume declines and currency devaluations more than offset price/mix improvements.

•                  Operating income was $452 million.  This was down 6 percent compared to reported operating income in the first nine months of 2012 of $483 million and a 12 percent decrease compared to the $514 million of adjusted operating income in the year-ago period.  The decrease was primarily due to higher costs and weaker volumes.  Notably $60 million of the $62 million decline in operating income was attributable to South America.

North America

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Third quarter	977	-6	-45	23	949	-3%
First nine months	2,819	-9	-99	124	2,835	+1%

Third quarter 2013

•                  Sales declined against a strong year-ago comparison (3Q12 volume was +4 percent) as positive price/mix was more than offset by negative volume across our end markets and slight currency headwinds.

•                  Operating income was down 6 percent, or $6 million, from $103 million to $97 million primarily due to the impact of lower volumes on fixed cost absorption.

First nine months 2013

•                  Sales increased slightly as positive price/mix was partially offset by negative volume and slight currency headwinds.

•                  Operating income was up 3 percent, or $9 million, from $299 million to a record $308 million primarily due to favorable price/mix, continued focus on cost savings initiatives from manufacturing efficiencies, and the ability to hold dollar margins.

South America

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Third quarter	363	-41	-9	10	323	-11%
First nine months	1,079	-100	-43	56	992	-8%

Third quarter 2013

•                  Sales were down largely due to currency devaluations in Brazil ($21 million impact) and Argentina ($16 million impact).  Brazilian volumes rose but were offset by declines in Argentina.

•                  Operating income in the quarter was $19 million, down 60 percent, or $28 million.  Favorable price/mix was offset by higher raw material, energy and labor costs, currency devaluations and lower volumes.  Approximately two-thirds of the operating income decline was attributable to Argentina.

First nine months 2013

•                  Sales were down largely due to currency devaluations in Brazil and Argentina along with volume declines resulting from continued weak economic conditions.

•                  Operating income was $80 million, down 43 percent, or about $60 million.  Favorable price/mix was offset by higher raw material, energy and labor costs, currency devaluations and lower volumes.  Approximately two-thirds of the operating income decline was attributable to Argentina.

Asia Pacific

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Third quarter	215	-4	-7	1	205	-5%
First nine months	613	1	-16	3	601	-2%

Third quarter 2013

•                  Sales declined as a result of weaker volumes and negative foreign exchange rates.  Price/mix was slightly positive.  The year-ago quarter included $6 million of sales related to a Chinese joint venture which was sold in 2012.  Absent that impact, sales would have declined 2 percent instead of 5 percent.

•                  Operating income decreased 17 percent from $29 million to $24 million.  The decline in operating income was primarily a result of lower sweetener sales to the beverage industry in South Korea.

First nine months 2013

•                  Sales were down as a result of lower volumes partially offset by favorable price/mix and foreign exchange rates.  The year-ago period included $19 million of sales related to a Chinese joint venture which was sold in 2012.  Absent that impact, sales would have been up 1 percent.

•                  Operating income decreased 2 percent from $72 million to $70 million, largely due to higher operating expenses partially offset by better volume and price/mix.

Europe, Middle East, Africa (EMEA)

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Third quarter	124	-4	2	13	135	+9%
First nine months	378	-13	8	28	401	+6%

Third quarter 2013

•                  Sales rose by $11 million due to price/mix improvement and volume growth partially offset by currency devaluations.  Volume was negatively impacted by $3 million due to the 2012 closure of the Company’s plant in Kenya and a change to its distribution model in that country.  Absent that impact, sales would have been up about 11 percent.

•                  Operating income was $17 million, down $2 million, a decrease of 11 percent mainly due to ongoing higher raw material and energy costs in Pakistan.

First nine months 2013

•                  Sales rose by $23 million due to price/mix improvement and volume growth partially offset by currency devaluations.  Volume was negatively impacted by $11 million due to the 2012 closure of the Company’s plant in Kenya and a change to its distribution model in that country.  Absent that impact, sales would have been up about 9 percent.

•                  Operating income was $54 million, down $3 million, a decrease of 6 percent mainly due to ongoing higher raw material and energy costs in Pakistan.

2013 Guidance

2013 EPS is expected to be in a range of $5.00 to $5.15 compared to adjusted EPS in 2012 of $5.57 and prior guidance of $5.10 to $5.40.  (2012 reported EPS was $5.47.)  The updated guidance is based on the expectation that EPS for the fourth quarter 2013 will be $1.29 to $1.44.  The updated guidance anticipates ongoing cost pressures in Argentina; a generally soft consumer environment leading to volume softness across all regions; currency headwinds, primarily in Argentina and Brazil; and, an effective tax rate of approximately 27 percent.

Cash generated by operations is expected to be approximately $600 - 700 million in 2013.  The Company intends to continue executing its existing share repurchase authorization.

Capital expenditures in 2013 are anticipated to be in the range of $300 - 325 million.  These investments will support growth and cost reduction actions across the organization.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Cheryl Beebe, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Ingredion web site at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 40 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit www.ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(In millions, except per share amounts)	2013	2012	%	2013	2012	%
Net sales before shipping and handling costs	$1,695.8	$1,764.3	(4)%	$5,073.7	$5,141.9	(1)%
Less: shipping and handling costs	84.1	85.3	(1)%	244.7	253.7	(4)%
Net sales	$1,611.7	$1,679.0	(4)%	$4,829.0	$4,888.2	(1)%
Cost of sales	1,352.9	1,365.8	(1)%	3,988.5	3,983.9	0%
Gross profit	$258.8	$313.2	(17)%	$840.5	$904.3	(7)%

Operating expenses	125.0	137.1	(9)%	399.1	404.9	(1)%
Other (income), net	(3.1)	(2.3)		(10.7)	(10.2)
Restructuring / impairment charges	—	9.6		—	27.0
Operating income	$136.9	$168.8	(19)%	$452.1	$482.6	(6)%
Financing costs, net	17.9	16.0	12%	50.9	52.6	(3)%
Income before income taxes	$119.0	$152.8	(22)%	$401.2	$430.0	(7)%
Provision for income taxes	30.7	38.9		104.1	109.7
Net income	$88.3	$113.9	(22)%	$297.1	$320.3	(7)%
Less: Net income attributable to non-controlling interests	2.0	1.2	67%	4.9	4.3	14%
Net income attributable to Ingredion	$86.3	$112.7	(23)%	$292.2	$316.0	(8)%

Earnings per common share attributable to Ingredion Common Shareholders:

Weighted average common shares outstanding-
Basic	77.3	76.5		77.5	76.5
Diluted	78.6	77.8		78.8	77.9

Earnings per common share of Ingredion-
Basic	$1.12	$1.47	(24)%	$3.77	$4.13	(9)%
Diluted	$1.10	$1.45	(24)%	$3.71	$4.06	(9)%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	September 30, 2013	December 31, 2012
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$618	$609
Short-term investments	—	19
Accounts receivable — net	829	814
Inventories	748	834
Prepaid expenses	24	19
Deferred income taxes	88	65
Total current assets	2,307	2,360

Property, plant and equipment — net	2,144	2,193
Goodwill	542	557
Other intangible assets — net	315	329
Deferred income taxes	17	21
Investments	11	10
Other assets	108	122
Total assets	$5,444	$5,592

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$44	$76
Deferred income taxes	2	2
Accounts payable and accrued liabilities	730	855
Total current liabilities	776	933

Non-current liabilities	275	297
Long-term debt	1,721	1,724
Deferred income taxes	168	160
Share-based payments subject to redemption	21	19

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 77,671,770 and 77,141,691 shares issued at Sept. 30, 2013 and Dec. 31, 2012, respectively	1	1
Additional paid-in capital	1,165	1,148
Less: Treasury stock (common stock; 956,679 and 109,768 shares at Sept. 30, 2013 and Dec. 31, 2012, respectively) at cost	(60)	(6)
Accumulated other comprehensive loss	(618)	(475)
Retained earnings	1,972	1,769
Total Ingredion stockholders’ equity	2,460	2,437
Non-controlling interests	23	22
Total equity	2,483	2,459

Total liabilities and equity	$5,444	$5,592

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(In millions)	2013	2012

Cash provided by operating activities:
Net income	$297	$320
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of impaired assets	—	11
Depreciation and amortization	145	161
Decrease in margin accounts	11	44
Increase in other trade working capital	(162)	(16)
Other	71	43
Cash provided by operating activities	362	563

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(202)	(202)
Short-term investments	19	(18)
Other	2	—
Cash used for investing activities	(181)	(220)

Cash used for financing activities:
Payments on borrowings, net	(30)	(182)
Debt issuance costs	—	(2)
Issuance (repurchases) of common stock, net	(44)	2
Dividends paid (including to non-controlling interests)	(82)	(49)
Excess tax benefit on share-based compensation	1	1
Cash used for financing activities	(155)	(230)

Effect of foreign exchange rate changes on cash	(17)	(1)
Increase in cash and cash equivalents	9	112
Cash and cash equivalents, beginning of period	609	401
Cash and cash equivalents, end of period	$618	$513

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(Dollars in millions)	2013	2012	%	2013	2012	%
Net Sales
North America	$948.7	$977.1	(3)%	$2,835.3	$2,818.6	1%
South America	322.8	362.5	(11)%	992.3	1,079.0	(8)%
Asia Pacific	204.8	215.4	(5)%	600.5	612.6	(2)%
EMEA	135.4	124.0	9%	400.9	378.0	6%
Total	$1,611.7	$1,679.0	(4)%	$4,829.0	$4,888.2	(1)%

Operating Income
North America	$96.6	$102.5	(6)%	$308.2	$299.3	3%
South America	18.8	46.7	(60)%	79.5	139.7	(43)%
Asia Pacific	23.6	28.6	(17)%	70.2	71.8	(2)%
EMEA	17.4	19.5	(11)%	53.6	57.1	(6)%
Corporate	(19.5)	(18.3)	7%	(59.4)	(54.0)	10%
Sub-total	136.9	179.0	(24)%	452.1	513.9	(12)%
Restructuring / impairment charges	—	(9.6)		—	(27.0)
Integration costs	—	(0.6)		—	(4.3)
Total	$136.9	$168.8	(19)%	$452.1	$482.6	(6)%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended September 30, 2013 and 2012, were $69 million and $74 million, respectively.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, costs related to the integration of National Starch, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2012		September 30, 2013		September 30, 2012
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$86.3	$1.10	$112.7	$1.45	$292.2	$3.71	$316.0	$4.06

Add back (deduct):

Reversal of Korean deferred tax asset valuation allowance	—	—	—	—	—	—	(12.8)	(0.16)

Restructuring / impairment charges, net of income tax benefit of $4.5 million and $13.0 million for the three months and nine months ended September 30, 2012, respectively	—	—	5.1	0.07	—	—	14.0	0.18

Integration costs, net of income tax benefit of $0.2 million and $1.6 million for the three months and nine months ended September 30, 2012, respectively	—	—	0.4	—	—	—	2.7	0.03

Non-GAAP adjusted net income	$86.3	$1.10	$118.2	$1.52	$292.2	$3.71	$319.9	$4.11

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2013	2012	2013	2012

Operating income	$136.9	$168.8	$452.1	$482.6

Add back (deduct):

Restructuring / impairment charges	—	9.6	—	27.0

Integration costs	—	0.6	—	4.3

Non-GAAP adjusted operating income	$136.9	$179.0	$452.1	$513.9